Amendment No. 3 to Supply Agreement

THIS AMENDMENT NO. 3 TO SUPPLY AGREEMENT (“Amendment”) is made and entered into as of 01 September, 2014 (the “Amendment Effective Date”) by and between BioMimetic Therapeutics, LLC, a Delaware limited liability company (“BMT”) and Luitpold Pharmaceuticals, Inc., a New York corporation (“Luitpold”).

RECITALS

1. Luitpold and BioMimetic Therapeutics, Inc., a Delaware corporation (“BMTI”) entered into a Supply Agreement dated as of January 4, 2008 (as amended by Amendment No. 1 dated April 10, 2013, and Amendment No. 2 of even date herewith, the “Supply Agreement”). BMT is the successor by merger to BMTI.

2. Novartis has provided BMT with notice that it no longer intends to supply Product, as defined in Section 1.14 of the Supply Agreement, to BMT under the Novartis Agreement and BMT is in the process of retaining an alternative supplier of Product (“CMO”). In connection with retaining the CMO, the technology required to produce the Product (the “Transferred Technology”) will be transferred by Novartis to BMT and the CMO.

3. Luitpold has agreed to pay a portion of the cost of transferring the Transferred Technology to BMT and the CMO under the terms and conditions of this Amendment.

4. BMT and Luitpold now desire to amend the Supply Agreement to provide for the terms under which Luitpold will pay a portion of the cost of transferring the Transferred Technology to BMT and the CMO.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BMT and Luitpold hereby agree as follows:

AGREEMENT

1.    Definitions. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the same meaning ascribed thereto in the Supply Agreement.
2.    Payment of Transfer Costs. (a) Luitpold hereby agrees to reimburse BMT for [***] percent ([***]%), up to a maximum of $[***], of all costs and expenses incurred by BMT related to the transfer of the Transferred Technology from Novartis to BMT and the CMO (the “Transfer Costs”) including, but not limited to, the following:

(i)        all costs associated with transfer of the manufacturing process for the Product to the CMO,
(ii)    all costs to transfer and ship the master cell bank (“MCB”) and working cell bank (“WCB”) from Novartis to BMT;
[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(iii)    All costs associated with all qualification or requalification of the MCB and WCB;
(iv)    All costs of retaining consultants engaged in the transfer of the Transferred Technology and all activities related to the regulatory approval of the CMO;
(v)        All amounts charged by Novartis and the CMO in connection with the transfer of the Transferred Technology to BMT and the CMO; and
(vi)    All costs related to the transfer and qualification of all test methods and reference standards or other materials necessary to perform all in process testing, final product testing and cell bank testing.
(b) When BMT incurs Transfer Costs, BMT will invoice Luitpold for Luitpold’s pro rata share of such Transfer Costs. Such invoices will be payable within thirty (30) days of the receipt by Luitpold. Invoices not paid when due will bear interest as provided in Section 4.3 of the Supply Agreement.
3.     Reports. BMT will provide Luitpold with reasonable reports as to the technology transfer to the CMO on a calendar quarterly basis (with fifteen (15) days of the end of each calendar quarter), detailing the progress that has been made, what activities have been undertaken, and a schedule as to submission for completion and regulatory approval. All such reports shall be forwarded to Marc Tokars at mtokars@lpicrd.com.
4.    Regulatory Approval. BMT agrees to provide Luitpold with all information and assistance reasonably requested by Luitpold to assist Luitpold in obtaining regulatory approval for use of the Product manufactured by the new CMO in Luitpold’s GEM 21S® product in any country. This assistance will include (a) using commercially reasonable efforts to obtain all assistance from the CMO with regard to same, (b) providing a right of reference to all data in the Augment IDE and/or PMA or any comparable foreign regulatory submission with regard to the Product manufactured by the new CMO, (c) providing, or using commercially reasonable efforts to cause the CMO to provide, all information relating to the manufacture of the Product directly to any regulatory authority in a country  where a right of reference is not available, (d) answering all inquiries relating to the manufacture of the Product received from any regulatory authority, and (e) meeting, or using commercially reasonable efforts to cause the CMO to meet, with any regulatory authority by phone or where required in person  (upon payment to the BMT and/or CMO for its time and expenses.)
5.     No Further Amendment. All other terms of the Supply Agreement remain in full force and effect and, as amended hereby, the Supply Agreement is hereby ratified and confirmed in all respects.

6.     Counterparts. This Agreement shall become binding when any one or more counterparts hereof whether received in original or by PDF, individually or taken together, shall bear the signatures of each of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed binding on the party on whose behalf it was executed, but all of which taken together shall constitute but one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the Effective Date.

BioMimetic Therapeutics, LLC By: /s/ William L. Griffin________________ Name: William L. Griffin_______________ Title: SVP & GM______________________ Date: 04 Sept., 2014____________________	Luitpold Pharmaceuticals, Inc. By: /s/ Mary Jane Helenek___________________ Name: Mary Jane Helenek Title: President and CEO Date: Aug. 29, 2014________________________